Exhibit 32.1

CERTIFICATIONS PURSUANT TO 18 U.S.C. 1350

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, Matthew Pauls, the Chief Executive Officer (principal executive officer) of Strongbridge Biopharma plc (the “Company”), and A. Brian Davis, the Chief Financial Officer (principal financial officer) of the Company, each hereby certifies that, to his knowledge on the date hereof:

(a) The Annual Report on Form 10-K of the Company for the period ended December 31, 2018 filed on the date hereof with the Securities and Exchange Commission (the “Annual Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(b) The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Annual Report.

These certifications accompanying the Annual Report to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Annual Report), irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained and furnished to the Securities and Exchange Commission or its staff upon request.

By:	/s/ Matthew Pauls
Matthew Pauls
Chief Executive Officer (Principal Executive Officer)
February 27, 2019

By:	/s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer (Principal Financial Officer)
February 27, 2019